Exhibit 4.54

EXECUTION VERSION

DATED  15 FEBRUARY 2005

$90,000,000

LOAN AGREEMENT

for

OPEN JOINT STOCK COMPANY MOBILE TELESYSTEMS

with

BARCLAYS BANK PLC

as Banker

and

HER BRITANNIC MAJESTY’S SECRETARY OF STATE
(acting by the EXPORT CREDITS GUARANTEE DEPARTMENT)

as ECGD

1

Index of Clauses and Appendices

Clause	Heading	Page Number
1	DEFINITIONS	2
2	THE BANKER	19
3	PURPOSE AND LIMITS OF FINANCE	20
4	REPAYMENT OF LOAN AND PAYMENT OF INTEREST	21
5	CONDITIONS PRECEDENT TO ADVANCES	26
6	CONTRACTS ELIGIBLE FOR FINANCING	30
7	APPROVAL PROCEDURE	31
8	REMIBURSEMENT CLAIMS	32
9	ADVANCES AND REIMBURSEMENT PROCEDURES	32
10	AMOUNTS DUE TO BE PAID TO THE BORROWER	34
11	DEFAULT	35
12	UNDERTAKINGS COVENANTS AND REPRESENTATIONS BY THE BORROWER	40
13	THE FUNDING AND BENEFIT OF THE AGREEMENT	49
14	TAXES	51
15	INCREASED COSTS	53
16	EXPENSES	55
17	COMMISSIONS	56
18	FINANCE CHARGE	56
19	SUMS ON DEPOSIT	57
20	LAW	58
21	ARBITRATION	58
22	JURISDICTION	59
23	ALTERATION TO APPROVED CONTRACTS	60
24	NOTICES AND DEMANDS	61
25	MISCELLANEOUS	63

Appendices
A	Application for Approval	65
B	Approval in Principle	68
C	Notice of Approval	70
D	Letter of Instruction	72
E(1)	Reimbursement Certificate (Eligible Goods and/or Eligible Services)	73
E(2)	Reimbursement Certificate (ECGD Finance Charge/Additional Finance Charge)	74
F	Specimen Supplier’s Receipt	76
G	Mandatory Cost Formula	78
H	ECGD Finance Charge/Additional Finance Charge Receipt	80

i

THIS AGREEMENT is made the          day of                            2005 BETWEEN

1                                         Barclays Bank PLC (“the Banker”) of 54 Lombard Street, London, EC3P 3AH

2                                         Her Britannic Majesty’s Secretary of State acting by the Export Credits Guarantee Department (“ECGD”)

3                                         Open Joint Stock Company Mobile TeleSystems (“the Borrower”) established and existing under the laws of the Russian Federation and having its registered office at 4 Marksistskaya Street, 109147 Moscow, Russian Federation

WHEREAS

1                                        The Borrower wishes from time to time to enter into contracts with Motorola Limited (“the Supplier”) of Midpoint, Alencon Link, Basingstoke, RG21 7PL for the supply of plant and equipment and/or for the rendering of services and

2                                        The Borrower has entered into a contract dated 11 August 2004 (“Contract No. 1”) with the Supplier which it wishes to finance under the Loan Facility as hereinafter defined and

3                                        The Banker has agreed on the terms and conditions of this Agreement to advance to the Borrower the sum of $25,653,462.68 to assist the financing of Contract No. 1 and the Finance Charge referred to in Clause 18.1.3 and an uncommitted additional facility of up to $64,346,537.32 to assist the financing of the contracts referred to in Recital (1) and the Additional Finance Charge and

4                                        ECGD has agreed to ensure that the Loan Facility as hereinafter defined shall be made available to the Borrower in the circumstances herein mentioned and the Banker has agreed to act as ECGD’s agent hereunder in accordance with Clause 2 hereof

NOW THEREFORE it is agreed as follows:

1                                       DEFINITIONS

1.1                             In this Agreement and the Appendices hereto unless the context otherwise requires

“Additional Facility”	means the additional uncommitted facility of up to $64,346,537.32 (to the extent not cancelled or reduced in accordance with the terms of this Agreement)

“Additional Finance Charge”	means the finance charge payable to ECGD in respect of an Approved Contract presented for financing under the Additional Facility

“Advance”	means a sum of money calculated and made available by way of loan by the Banker or by ECGD to the Borrower in accordance with Clause 9

“Affiliate”	means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company

“Application for Approval”	means an application made in the form of Appendix A

“Approval in Principle”	means a notice in the form of Appendix B

“Approved Contract”	means a contract in respect of which a Notice of Approval has been issued

“Approved Contract Loan”	means the Loan which relates to an Approved Contract

“Authorisation”	means an authorisation consent approval resolution licence exemption filing notarisation or registration

“Availability Period”

means the period from and including the date of this Agreement to and including the date as specified in Clause 3.5 (or such later date as may from time to time be notified by the Banker to the Borrower pursuant to that Clause)

“Banker’s Account”	means the following account:

Pay: Barclays Bank PLC, New York (BARCUS33), Chips UID 312842

For: Account of Barclays Bank PLC Wholesale, London (BARCGB5G)

Account Number: 280238433

Attention: Geoff Miall

Reference: MTS/STEF London

or such other account as the Banker may from time to time notify the Borrower and ECGD in writing

“Borrower’s Account”	means the following account:

Mobile TeleSystems OJSC INN 7740000076
4 Marksistskay str. Moscow 109147 Russia

Account Bank: Moscow Bank for Reconstruction and Development, Moscow, Russia

Acct. No: 40702840300000000652

SWIFT Code: MBRD RU MM

or such other account as the Borrower may from time to time notify the Banker in writing

“Borrower’s Signatory”

means any person who is a director or other officer of the Borrower whose name and specimens of whose signature have been supplied from time to time to the Banker by the Borrower as being those of a person authorised to sign Applications for Approval and the unqualified acceptances referred to in Clause 7.3.1 and Reimbursement Certificates referred to in Clause 8 provided that at the date of receipt of the relevant document by the Banker no written notice of the revocation of such authorisation has been received by the Banker

“Borrower’s Total Assets”

means the book value of the consolidated total assets of the Borrower as determined by reference to the Borrower’s most recent annual consolidated balance sheet delivered in accordance with Clause 12.1.23.1 (Financial statements)

“Break Costs”	means the amount (if any) by which

a              the interest (excluding the Margin) which the Banker should have received for the period from the date of receipt of all or any part of the Advance or Unpaid Sum to the last day of the current Interest Period in respect of that Advance or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds

b              the amount which the Banker would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period

“Business Day”

means a day except a Saturday or a Sunday on which dealing in dollar deposits is carried on in the London interbank market and (if payment is required to be made on such day) on which banks are open for domestic and foreign exchange business in London, Moscow and New York City

“Commitment”	means the obligation of the Banker to make Advances (other than Advances relating to the Additional Facility) under the terms of this Agreement

“Committed Facility Amount”	means $25,653,462.68 (to the extent not increased, cancelled or reduced in accordance with the terms of this Agreement)

“Default”

means an Event of Default or any event or circumstance specified in Clause 11.1 which would (with the expiry of a grace period, the giving of notice, the making of any determination hereunder or any combination of any of the foregoing) be an Event of Default

“Default Demand”	means a demand in writing for the amount specified in Clause 11.5 sent by the Banker to the Borrower pursuant to Clause 11.3

“Default Interest Rate”	means the rate which is 1% (one per cent) per annum above the Interest Rate

“Default Notice”	means a notice in writing of the occurrence of an Event of Default sent by the Banker to the Borrower pursuant to Clause 11.2

“Event of Default”	means any event or circumstance specified as such in Clause 11.1

“Early Repayment”	means any whole or partial prepayment or acceleration of the Loan whether pursuant to Clause 4.9 or Clause 11.5 or otherwise

“ECGD Finance Charge/Additional Finance Charge Receipt”

means a receipt in the form of Appendix H signed on behalf of ECGD for sums received pursuant to Clause 18.1.2 (in respect of Contract No.1) or Clause 18.2 (in respect of Supply Contracts placed under the Additional Facility) as the case may be

“Eligible Bank”	means any bank or other lending institution which is approved by ECGD for the purposes of acquiring rights and benefits hereunder

“Eligible Goods”	means UK Goods EU Goods US Goods, Third Country Goods as may be approved by the Banker (with the prior written consent of ECGD) for financing under this Agreement

“Eligible Services”	means UK Services, EU Services, US Services and Third Country Services as may be approved by the Banker (with the prior written consent of ECGD) for financing under this Agreement

“Eligible Value”	means the amount specified as such in an Approval in Principle

“EU”	means the states taken together that are from time to time members of the European Union

“EU Goods”	means goods produced or manufactured in the EU (excluding the UK)

“EU Services”	means services rendered by persons ordinarily resident or ordinarily carrying on business in the EU (excluding the UK)

“Finance Party”	means the Banker or ECGD save that ECGD is not a Finance Party for the purposes of Clause 14

“Final Date for Drawings”	means the date specified in Clause 3.5 or such later date as may from time to time be notified by the Banker to the Borrower pursuant to that Clause

“Finance Charge”	means the sum of $2,180,544.33 payable to ECGD in respect of Contract No. 1

“Financed Percentage”	means in relation to any contract the percentage of the Eligible Value thereof specified in the Approval in Principle relating thereto

“Financial Indebtedness”	means any indebtedness for or in respect of

a moneys borrowed

b any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent

c any amount raised pursuant to any note purchase facility or the issue of bonds notes debentures loan stock or any similar instrument

d the amount of any liability in respect of any lease or hire purchase contract which would in accordance with GAAP be treated as a finance or capital lease

e receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis)

f any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing

g              any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and when calculating the value of any derivative transaction only the marked to market value shall be taken into account)

h any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution and

i the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above

“GAAP”	means generally accepted accounting principles, standards and practices in the United States of America

“Group”	means the Borrower and its Subsidiaries for the time being

“Holding Company”	means, in relation to a person, any other person in respect of which it is a Subsidiary

“Interest Due Date”	means either the 15th day of January or the 15th day of July in each year or both such days in each year (as the context may require)

“Interest Period”

means the period from and including an Interest Due Date to but excluding the next succeeding Interest Due Date EXCEPT THAT the Interest Period in relation to an Advance shall be the period from and including the date such Advance is made up to the next Interest Due Date or if such an Advance is made within a period of 15 days prior to an Interest Due Date to the next succeeding Interest Due Date

“Interest Rate”

means in respect of each Approved Contract the rate per annum equal to the sum of LIBOR, the Margin and the Mandatory Cost (if any) EXCEPT THAT if by reason of circumstances affecting the London interbank market it is not possible to ascertain LIBOR for the relevant Interest Period or other selected period the Interest Rate shall mean the rate per annum equal to the sum of the Margin, the Mandatory Cost (if any) and the actual cost (including any extra costs incurred from a switch of funding) to the Banker and/or ECGD of making Advances and/or maintaining the Loan for that Interest Period or that other selected period from whatever other source the Banker, ECGD and the Borrower may agree. Such cost shall be notified by the Banker to the Borrower as soon as practicable

“Kuban GSM”	means CJSC Kuban GSM a joint-stock company organised under the laws of the Russian Federation that is a Subsidiary of the Borrower

“LIBOR”	means

a              for the purpose of calculating the Interest Rate chargeable in relation to any Advance or Loan for any Interest Period the rate per annum at which deposits in dollars equivalent to such Advance or Loan for that Interest Period appears on the Reuters Screen LIBOR01 page for that Interest Period at 11 am London time on the date two Business Days before the commencement of that Interest Period EXCEPT THAT if on such day the Reuters Screen LIBOR01 page is not functioning or a rate is not available for that Interest Period LIBOR shall mean the rate of interest equal to the arithmetic mean of the rates (rounded upwards to four decimal places) at which deposits in dollars equivalent to the Advance or Loan are offered to the Reference Banks for the relevant Interest Period by prime banks in the London Interbank Market at 11 am London time on the date two Business Days before the commencement of that Interest Period or

b              for the purpose of calculating the Interest Rate chargeable under Clause 4.5 or 11.6 the rate of interest at which deposits in dollars equivalent to the amount due to the Banker and/or ECGD for such period as the Banker (with the prior written consent of ECGD) shall have selected appears on the Reuters Screen LIBOR01 page at 11 am London time on the first day of that period EXCEPT THAT if on such day the Reuters Screen LIBOR01 page is not functioning or a rate is not available for such period LIBOR shall mean the rate of interest equal to the arithmetic mean of the rates (rounded upwards to four decimal places) at which deposits in dollars equivalent to the amount due to the Banker and/or ECGD are offered to the Reference Banks for such period as the Banker (with the prior written consent of ECGD) shall have selected by prime banks in the London Interbank Market at or about 11 am London time on the day on which quotations would ordinarily be given between prime banks in the London Interbank Market for deposits in dollars for delivery on the first day of that period

“Loan”	means at any time in relation to the Banker or ECGD the amount of principal owing to the Banker or ECGD hereunder at that time

“Loan Facility”	means the sum of $25,653,462.68 and the Additional Facility

“Loan Value”	means the aggregate of the Loans of the Banker and ECGD

“Mandatory Cost”	means the percentage rate per annum calculated by the Banker in accordance with Appendix G

“Margin”	means the sum of 15 basis points per annum and any increase to the Margin pursuant to Clause 15.4

“Material Adverse Effect”	means a material adverse effect on or a material adverse change in a the financial condition operations assets prospects or business of the Borrower or the consolidated financial condition operations assets prospects or business of the Group

b the ability of the Borrower to perform and comply with its obligations under this Agreement or

c the validity legality or enforceability of this Agreement or the rights or remedies of any Finance Party hereunder

“Notice of Approval”	means a notice in the form of Appendix C

“Party”	means a party to this Agreement

“Permitted Security”	means

a              any Security on any assets of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower and not created in contemplation of such event provided that no such Security shall extend to any other assets

b              any Security existing on any assets prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower and not created in contemplation of such acquisition provided that no such Security shall extend to any other assets

c              any Security on any assets securing Financial Indebtedness of the Borrower or Financial Indebtedness of any Subsidiary of the Borrower incurred or assumed for the purpose of financing all or part of the cost of acquiring, repairing or refurbishing such assets provided that (i) no such Security shall extend to any other assets (ii) the aggregate principal amount of all Financial Indebtedness secured by such Security on such assets shall not exceed the lower of (x) the purchase price of such assets and (y) the fair market value of such assets at the time of acquisition repair or refurbishing and (iii) such Security attaches to such assets concurrently with the repair or refurbishing thereof or within 90 days after the acquisition thereof as the case may be

d              any Security arising by operation of law including any Security (i) arising in the ordinary course of business with respect to amounts not yet delinquent or being contested by the Borrower or a Subsidiary of the Borrower in good faith in appropriate proceedings or (ii) for taxes assessments government charges or claims including without limitation those in favour of Russian governmental fiscal authorities

e any Security on the assets of any Subsidiary of the Borrower securing intercompany Financial Indebtedness of such Subsidiary owing to the Borrower or another Subsidiary of the Borrower

f              any netting or set-off arrangement entered into by a member of the Group with a bank or any other financial institution in the normal course of its banking arrangements for the purpose of netting or setting off its debit and credit facilities with that bank or financial institution

g              easements rights-of-way restrictions and any other similar charges or encumbrances incurred in the ordinary course of business and not interfering in any material respect with the business of the Borrower or the business of any Subsidiary of the Borrower including any encumbrance or restriction with respect to an equity interest of any joint venture pursuant to a joint venture agreement

h              any extension renewal or replacement of any Security described in paragraphs (a) to (g) above provided that (i) such extension renewal or replacement shall be no more restrictive in any material respect than the original Security (ii) the amount of Financial Indebtedness secured by such Security is not increased and (iii) if the assets securing the Financial Indebtedness subject to such Security are changed in connection with such refinancing extension or replacement the fair market value of the property or assets is not increased and

i               any other Security (excluding any Security described in paragraphs (a) to (h) (inclusive) above) provided that immediately after giving effect to such Security the aggregate amount of all secured Financial Indebtedness of the Group does not exceed 10% of the Borrower’s Total Assets

“Qualifying Lender”	means a Finance Party which is situated for tax purposes in the Russian Federation or in a Tax Treaty Jurisdiction

“Reference Banks”

means the principal London offices of Barclays Bank PLC, ABN AMRO BANK N.V., HSBC Bank plc, ING Bank N.V., Raiffeisen Zentralbank Oesterreich AG or the principal London offices of such other banks as may be agreed between the Banker (with the prior written consent of ECGD) and the Borrower from time to time

“Reimbursement Certificate”

means a certificate in the form of Appendix E(1) or Appendix E(2) as appropriate or such other form as may be agreed between the Banker (with the prior written consent of ECGD) and the Borrower submitted in accordance with Clause 8

“Reimbursement Claim”	means a claim made by the Borrower on the Banker in accordance with Clause 8

“Security”	means a mortgage charge lien pledge or other interest securing any obligations of any person or any other agreement or arrangement having a similar effect

“Significant Subsidiary”	means

a              UMC (unless pursuant to the UMC Litigation any or all of the Borrower’s shares in UMC are transferred to a person that is not a member of the Group with the result that UMC ceases to be a member of the Group)

b Telecom XXI

c Kuban GSM

d any Subsidiary of the Borrower to which (i) the Borrower UMC Telecom XXI or Kuban GSM sells leases or otherwise transfers its GSM 900 or 1800 licences or (ii) any such licence is re-issued and

e              any Subsidiary of the Borrower (i) whose total assets (or where such Subsidiary prepares consolidated accounts whose total consolidated assets) have a book value (as determined by reference to the most recent management accounts of that Subsidiary prepared in accordance with GAAP) equal to or exceeding 10% of the Borrower’s Total Assets or (ii) whose gross annual revenues (or where such Subsidiary prepares consolidated accounts whose gross annual consolidated revenues) (as determined by reference to the most recent management accounts of that Subsidiary prepared in accordance with GAAP) are equal to or exceed 10% of the Borrower’s gross annual consolidated revenues in the year for which the Borrower’s most recent consolidated financial statements were prepared

“Subsidiary”	means an entity from time to time of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent of the share capital or similar right of ownership

“Supplier’s Receipt”	means a receipt in the form of Appendix F signed by the Supplier’s Signatory for sums paid to the Supplier by the Borrower in the manner provided for in Clause 8

“Supplier’s Signatory”

means any person who is a director or other officer of the Supplier whose name and specimens of whose signature have been supplied from time to time to the Banker by the Supplier as being those of a person authorised to sign Supplier’s Receipts referred to in Clause 8 on behalf of that Supplier provided that at the date of receipt of the relevant Reimbursement Claim by the Banker no written notice of the revocation of such authorisation has been received by the Banker

“Supply Contract”	means a contract between the Borrower and the Supplier for the supply of plant and equipment and/or for the rendering of services

“Tax”

means any tax levy impost duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same)

“Tax Credit”	means a credit against relief or remission for or repayment of any Tax

“Tax Deduction”	means a deduction or withholding for or on account of Tax from a payment under this Agreement

“Tax Payment”	means an increased payment made by the Borrower to a Finance Party under Clause 14.3 or a payment under Clause 14.2

“Tax Treaty Jurisdiction”

means a jurisdiction which has in force a double tax treaty with the Russian Federation (or with the Union of Soviet Socialist Republics to which the Russian Federation has succeeded) which provides for full exemption from Russian withholding tax on interest derived from a source within the Russian Federation payable to a resident of such jurisdiction

“Telecom XXI”	means Telecom XXI an open joint stock company that is a wholly-owned Subsidiary of the Borrower

“Telecommunications Authorisation”

means any Authorisation from any governmental or other regulatory authority necessary in order for each of the Borrower and its Significant Subsidiaries to maintain, operate and conduct its business as it is being conducted in accordance with Telecommunications Laws.

“Telecommunications Laws”

means (a) all laws and regulations which relate to telecommunications and/or the business of providing mobile telephone services and (b) all rules, guidelines, policies and regulations made thereunder, that are applicable to each of the Borrower and its Significant Subsidiaries and/or the business carried on by it.

“Third Country Goods”	means goods produced or manufactured in a place other than the EU or the US

“Third Country Services”	means services rendered by persons ordinarily resident or ordinarily carrying on business in a place other than the EU or the US

“UK”	means the United Kingdom of Great Britain and Northern Ireland and includes the Channel Islands and the Isle of Man

“UK Goods”	means goods produced or manufactured in the UK

“UK Services”	means services rendered by persons ordinarily resident or ordinarily carrying on business in the UK

“UMC”	means CJSC “Ukrainian Mobile Communications”

“UMC Litigation”

means any of the claims proceedings (present or future) and causes of action involving the Borrower and/or any of its Affiliates (including UMC) relating to or arising out of the sale of UMC to the Borrower or the acquisition reorganisation or ownership of UMC by the Borrower

“Unpaid Sum”	means for the purposes of calculating Break Costs any sum due and payable but unpaid by the Borrower under this Agreement

“US”	means the United States of America

“US Goods”	means goods produced or manufactured in the US

“US Services”	means services rendered by persons ordinarily resident or ordinarily carrying on business in the US

“$” and “dollars”	mean the lawful currency of the United States of America

1.2                               All references to interest shall be to interest accruing from day to day and calculated on the basis of actual days elapsed and a year of 360 days

1.3                               Where the context of this Agreement so allows words importing the singular include the plural and vice versa

1.4                             Unless otherwise indicated reference to a specified Clause Recital or Appendix shall be construed as a reference to that specified Clause of Recital to or Appendix to this Agreement

1.5                             Clause and Appendix headings are for ease of reference only and do not form part of this Agreement

1.6                               Unless otherwise indicated reference to “the Banker”, “ECGD”, “the Borrower” and any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees

1.7          Any reference in this Agreement to a provision of law is a reference to that provision as amended or re-enacted

2                                         THE BANKER

Every reference herein to the Banker shall be construed as a reference to Barclays Bank PLC as principal and liability to make Advances and rights remedies and powers hereunder in relation to any Advances so made shall be those of Barclays Bank PLC as such principal

2.1                             the foregoing shall not apply and references to the Banker shall be construed as references to Barclays Bank PLC as agent for ECGD

2.1.1       where presentation of a Reimbursement Claim is made after the termination of the Commitment and ECGD shall be liable to make the relevant Advance or

2.1.2       where ECGD makes any Advance or

2.1.3       where ECGD by assignment under Clause 13.4 becomes entitled to the rights remedies and powers conferred hereby in relation to any Advance or interest thereon or other moneys attributable thereto

2.2                             If Clause 2.1.1, 2.1.2 or 2.1.3 applies the rights remedies and powers hereunder shall be those of ECGD but may be exercised by the Banker as agent for ECGD

2.3                             The Banker hereby warrants that it has full power to enter into this Agreement and to perform all its obligations hereunder

3                                       PURPOSE AND LIMITS OF FINANCE

3.1                               To assist the Borrower in making payments to the Supplier in respect of Eligible Goods to be supplied and/or Eligible Services to be rendered in accordance with Contract No.1 and in meeting the Finance Charge the Banker agrees subject to the terms and conditions herein contained to make Advances up to the Committed Facility Amount of which not more than

3.1.1                     $23,800,000 shall be advanced in respect of Eligible Goods and Eligible Services; and

3.1.2                     $1,853,462.68 shall be advanced in respect of the Finance Charge

3.2                               If the Banker has advanced $25,653,462.68 to the Borrower under this agreement then the Borrower may request additional drawings under the Additional Facility up to $64,346,537.32 for the purposes of financing additional Supply Contracts and the Additional Finance Charge due in respect thereof. The Borrower shall not consider the Banker to be under any obligation to lend funds under the Additional Facility. Any drawing agreed thereunder shall be at the sole discretion of the Banker

3.3                               Each Advance shall be deemed to be made to the Borrower at the time the amount thereof is made available by the Banker or by ECGD pursuant to Clause 9.2 or 9.3 or 9.6

3.4                              Advances made shall be disbursed in dollars direct to the Borrower from time to time by the Banker to reimburse the Borrower for sums paid by the Borrower to the Supplier and ECGD

3.5                               No Advance shall be made after the close of business in New York City on 31st day of July 2007 unless and then only to the extent that the Banker (with the prior written consent of ECGD) shall otherwise notify the Borrower in writing

3.6                               The Borrower hereby irrevocably and unconditionally (1) authorises the Banker to issue notices pursuant to Clause 3.5 to extend the Final Date for Drawings on such occasions as the Banker may think fit (including without limitation for the purpose of accommodating delays in performance of an Approved Contract) and (2) agrees that any such notice may be given and will be effective notwithstanding that the Final Date for Drawings which exists immediately prior to the date on which that notice is served may have already occurred

4                                       REPAYMENT OF LOAN AND PAYMENT OF INTEREST

4.1                             Subject to Clause 4.3 the Borrower agrees to repay on consecutive Interest Due Dates the amount to be advanced in respect of each Approved

                Contract in the semi-annual instalments specified in the relevant Approval in Principle

4.2                             In relation to each Approved Contract the first such instalment shall become due and payable on the Interest Due Date next following a period of 3 months from whichever of the following dates is applicable to that Approved Contract

4.2.1                      where each item of the plant or equipment to be supplied is usable on delivery the date by which it is estimated in the Application for Approval that 50% by value of the Eligible Goods will have been delivered

4.2.2                      where the Approved Contract is in respect of services only the date by which it is estimated in the Application for Approval that 50% by value of the Eligible Services will have been rendered

4.2.3                      where the plant or equipment to be supplied is usable only on delivery of all of the same the date on which it is estimated in the Application for Approval that the final delivery of plant or equipment will be made

4.2.4                      where the Supplier is responsible for the installation of the plant or equipment to be supplied the date on which it is estimated in the Application for Approval that the installation will be completed or the date 12 months after the estimated date for the final delivery of plant or equipment, whichever is the earlier

4.3                             If on the earlier of the day on which the Borrower confirms to the Banker that there are no further Reimbursement Claims to be made in respect of an Approved Contract and the date given in Clause 3.5 or such later date as may be notified by the Banker pursuant to that Clause the sum of the relevant Approved Contract Loan and the aggregate amount of any instalments paid in accordance with Clauses 4.1 and 4.2 in respect of that

Approved Contract is less than the amount of the Financed Percentage of that Approved Contract an amount (“the shortfall”) equal to the difference between the said sum and the amount represented by the said Financed Percentage shall be deducted from as many of the instalments specified in the relevant Approval in Principle and taken in the reverse order of the due dates for payment thereof as are necessary to extinguish the shortfall

4.4                               The Borrower further agrees to pay interest on each Approved Contract Loan at the Interest Rate. Such interest shall be due and payable semi-annually on the Interest Due Dates EXCEPT THAT the interest which accrues on any Advance made within a period of 15 days prior to an Interest Due Date shall not be payable on that due date but shall be due on the next succeeding Interest Due Date

4.5                               If any amount of

4.5.1                     any instalment payable in accordance with Clauses 4.1 and 4.2 and/or

4.5.2                     interest payable in accordance with Clause 4.4

 is not paid on the due date for payment thereof the Borrower shall pay interest on such amount at the Default Interest Rate. Such interest shall accrue from day to day from the due date for payment of such amount to the date of receipt by the Banker of such amount and shall be due and payable without further notice or demand of any kind

4.6                             The liability of the Borrower to pay in full any sum due under this Agreement on the due date for payment thereof is in no way conditional upon performance of any Approved Contract by the Supplier nor shall such liability be affected in any way by reason of any claim which the Borrower may have or may consider that it has against the Supplier

4.7                             Save where this Agreement expressly provides otherwise all payments to be made by the Borrower shall be made to the Banker for its own account and/or that of ECGD in accordance with their respective entitlements and shall be payable on the due date in New York City in freely transferable dollars that are available for immediate use by the parties entitled thereto or are “same-day funds” in the New York Clearing House Interbank Payment System (or in such other immediately available funds as may at the time of payment be customary in New York for the same-day settlement of international banking transactions in dollars) to the Banker’s Account

4.8                             All amounts received by the Banker for the account of ECGD shall be paid to ECGD by the Banker as soon as is practicable following receipt in the manner in which ECGD shall from time to time instruct the Banker in writing

4.9                             The Borrower may on giving written notice to the Banker not less than 15 Business Days (or such shorter period as the Banker may agree in writing) prior to an Interest Due Date prepay on that Interest Due Date in addition to any other sums then due the whole or any part of any Approved Contract Loan in accordance with and subject to the following conditions:-

4.9.1                      no Event of Default shall have occurred and remain unremedied

4.9.2                      partial prepayments hereunder made subsequent to the Final Date for Drawings should be applied in or towards satisfaction of the instalments remaining to be paid in accordance with Clauses 4.1 and 4.2 in respect of the relevant Approved Contract in the reverse order of the due dates for payment thereof

4.9.3                      once notice of prepayment under this Clause 4.9 is given to the Banker the Borrower shall be irrevocably bound to make such prepayment

4.9.4 amounts so prepaid shall not be re-advanced

4.10                      If the Borrower makes any payment of moneys intended to be used in accordance with the provisions of Clause 4.9 the Banker shall hold such prepayment until the next Interest Due Date after receipt thereof when such prepayment shall be applied in the manner described in Clause 4.9

4.11                        The Borrower shall, within 3 Business Days of demand by the Banker, pay to the Banker its Break Costs attributable to all or any part of an Advance or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Advance or Unpaid Sum. Any such demand by the Banker shall be accompanied by a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue and setting out reasonable details thereof

4.12                        Save in the case of manifest error a certificate issued by the Banker pursuant to Clause 4.11 shall be conclusive evidence of the amount due from the Borrower to the Banker pursuant to that Clause

4.13                      All payments made by the Borrower hereunder shall be made free and clear of and without deduction for any set-off or counter-claim

4.14                        The Borrower may on giving written notice to the Banker not less than 15 Business Days (or such shorter period as the Banker may agree) cancel the whole or any part of the Commitments. Any notice of cancellation shall be irrevocable and no part of the Loan Facility which has been cancelled shall be capable of being drawn

4.15                        The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement

4.16                        Any Early Repayment shall be made together with accrued interest on the amount prepaid and without premium or penalty

4.17                        Any payment to be made by the Borrower which would otherwise fall due on a day which is not a Business Day shall instead fall due on the next Business Day

5                                       CONDITIONS PRECEDENT TO ADVANCES

5.1                                No Advance shall be made until the Banker has despatched to the Borrower notice in writing that the following conditions have been fulfilled to the satisfaction of the Banker (which satisfaction shall only be notified to the Borrower by the Banker with the prior consent in writing of ECGD). Such conditions must have been fulfilled within 90 days of the signature of this Agreement or within such other longer period as the Banker (with the prior consent in writing of ECGD) may otherwise agree. Any such agreement by the Banker may be conditional upon the Borrower accepting revised terms for this Agreement.

5.2                                The conditions set out in Clauses 5.1 and 5.5 are for the benefit of the Banker and ECGD and the Banker may in its sole and absolute discretion (but subject always to its obtaining the prior written consent of ECGD) waive any or all of those conditions in whole or in part and decide when and if each of those conditions has been fulfilled to its satisfaction

5.3                             The Borrower shall have:

5.3.1                      taken all necessary corporate actions to authorise the entry into and the performance of its obligations under this Agreement

5.3.2                      obtained all consents licences permits and authorisations and fulfilled all conditions of all governmental and other authorities necessary to enable the Borrower to enter into this Agreement and to make payment of all sums in dollars in New York which become due from the Borrower to the Banker under this Agreement

5.3.3                      satisfied the Banker that no authorisations or consents of any governmental or other authority in the Russian Federation are necessary for ECGD to make any Advance or for any assignment of rights and benefits contemplated by Clause 13 to be made during the period of this Agreement

5.3.4                      supplied to the Banker evidence of the authority and specimens of the signature of the Borrower’s Signatory

5.3.5                      paid to the Banker the commission referred to in Clause 17

5.3.6                     made to ECGD the payment due in respect of Contract No. 1 as required by Clause 18.1.1

5.4                               Baker & McKenzie-CIS Limited of Sadovaya Plaza 11th Floor 7 Dolgorukovskaya Street Moscow 127006 Russian Federation shall have given an opinion as to matters of Russian law in form and substance satisfactory to ECGD confirming:-

5.4.1       that the individuals who have signed                                           this Agreement on behalf of the Borrower were duly authorised so to sign

5.4.2       that as so signed this Agreement imposes legally valid and binding obligations enforceable in the Russian Federation in accordance with its terms on the Borrower on whose behalf it has been signed which the Borrower is fully qualified and empowered to undertake in conformity with the law of the Russian Federation

5.4.3       that all consents licences permits and authorisations have been obtained and all other conditions of all governmental and other authorities in the Russian Federation have been fulfilled to enable the Borrower to enter into this Agreement and to make payment in dollars in New York of all sums which may become due from the Borrower under this Agreement

5.4.4       that no authorisations or consents of any governmental or other authority in the Russian Federation are necessary for ECGD to make any Advance or for any assignment of rights and benefits contemplated by Clause 13 to be made during the period of this Agreement

5.5                             In addition to the conditions specified in Clauses 5.3 and 5.4 before a Notice of Approval is issued in respect of any contract and before any Advances shall be made hereunder in respect thereof

5.5.1                     the Borrower shall have

5.5.1.1              provided the Banker with an irrevocable letter of instruction in the form set out in Appendix D

5.5.1.2              obtained all consents licences permits and authorisations and fulfilled all conditions of all governmental and other authorities in the Russian Federation in respect of the purchase and import of the goods to be supplied and the services to be rendered to the Borrower in accordance with the terms of the Supply Contract and the payment therefor in dollars in New York

5.5.1.3              made to ECGD the payment due in respect of Contract No.1 as required by Clause 18.1.2 or (for contracts other than Contract No.1) the Additional Finance Charge

5.5.2       the Supplier shall have (within 90 days of the date of the relevant Approval in Principle issued in respect of its contract or within such other period as the Banker (with the prior consent in writing of ECGD) may otherwise agree)

5.5.2.1                                 confirmed to the Banker in writing that the contract provides for cash payments on each delivery and on the performance of each item of service (if any) as envisaged by Clause 6.7

5.5.2.2                                   provided the Banker with evidence of the authority and specimens of the signature of the Supplier’s Signatory

5.5.2.3                                 provided the Banker with written confirmation that all necessary approvals including any export licences in respect of all the UK Goods and/or UK Services and other goods and/or services to be supplied and/or rendered in accordance with the relevant Supply Contract have been obtained and have not been withdrawn and together with such confirmation the Supplier shall have provided a certified true copy of the relevant export licences

5.5.2.4                                   confirmed to the Banker in writing that it has provided all of the information, representations, warranties and undertakings required by the relevant UK government authorities

5.5.3                                ECGD shall have

5.5.3.1 confirmed to the Banker in writing that it has received from the Supplier (in a form to be agreed by ECGD and the Supplier) all undertakings customarily required by ECGD in transactions of this nature

5.5.3.2 confirmed to the Banker by the submission of an ECGD Finance Charge/Additional Finance Charge Receipt in the form of Appendix H that it has received from the Borrower the Finance Charge or (for contracts other than Contract No.1) the Additional Finance Charge

5.5.4                                no Event of Default shall have occurred and remain unremedied or would occur as a result of the Advance being made

5.5.5                                all representations and warranties made by the Borrower in this Agreement are true and correct in all material respects

6                                       CONTRACTS ELIGIBLE FOR FINANCING

All contracts to be financed hereunder shall

6.1                               be made between the Borrower and the Supplier

6.2                               be for the supply of Eligible Goods and/or Eligible Services (if any) with a contract value of at least $20,000

6.3                               be denominated and payable in dollars

6.4                               have been entered into not later than 24 months from the date of signature of this Agreement

6.5                               be those in respect of which Approvals in Principle have been issued not later than 26 months from the date of signature of this Agreement

6.6                               be those in respect of which the conditions specified herein in relation to that Approved Contract have been fulfilled not later than 90 days after the expiration of the period specified in Clause 6.4 or such later date as the Banker may (with the prior written consent of ECGD) notify the Borrower in writing

6.7                             provide for periodic payments in cash by the Borrower to the Supplier calculated by reference to the invoice value of Eligible Goods delivered to the Borrower and/or Eligible Services (if any) rendered on or before each delivery or performance of each item of service (as the case may be)

6.8                             contain no provision which requires the goods to be supplied to be shipped in ships registered in any particular country or which discriminates against ships registered in the UK

7                                       APPROVAL PROCEDURE

7.1                             In respect of each contract that the Borrower wishes to be financed hereunder the Borrower shall send to the Banker an Application for Approval signed by the Borrower’s Signatory

7.2                             If the Banker agrees that such contract shall be so financed they will send to the Borrower and the Supplier an Approval in Principle

7.3                             A Notice of Approval shall then be sent by the Banker to the Borrower and the Supplier after

7.3.1                      the Banker has received the Borrower’s unqualified acceptance in writing signed by a Borrower’s Signatory of the terms of the relevant Approval in Principle and

7.3.2                      the conditions specified in Clause 5.5 have been fulfilled to the satisfaction of the Banker

7.4                             Following the issuance of a Notice of Approval in relation to a new Supply Contract (which for the avoidance of doubt shall exclude Contract No. 1):

7.4.1                     the Committed Facility Amount shall automatically be increased by the Financed Percentage of (i) the amount of such Supply Contract and (ii) the amount of any Additional Finance Charge in respect thereof (together, the “Additional Committed Facility Amount”) and

7.4.2 the Additional Facility shall automatically be reduced by the Additional Committed Facility Amount

PROVIDED THAT nothing in this Agreement shall cause the Committed Facility Amount to exceed $90,000,000 at any time. The Borrower shall pay to the Banker the fees described in Clauses 17.2 and 17.3 and to ECGD the Additional Finance Charge described in Clause 18.2 with respect to any increase in the Committed Facility Amount

8                                         REIMBURSEMENT CLAIMS

8.1                                From time to time the Borrower may present claims to the Banker by the submission of a Reimbursement Certificate signed by a Borrower’s Signatory and accompanied by either a Supplier’s Receipt for payments made in respect of Eligible Goods delivered and/or Eligible Services rendered (if any) or an ECGD Finance Charge/Additional Finance Charge Receipt for payments made pursuant to Clauses 18.1.2 or 18.2 as the case may be PROVIDED THAT the first such claim for all sums paid to the Supplier referred to in this Clause 8 prior to the date of loan effectiveness is received by the Banker within 45 Business Days of the date of the Banker serving notice on the Borrower confirming loan effectiveness in accordance with Clause 5 and that all subsequent claims for sums paid to the Supplier or ECGD referred to in this Clause 8 are received by the Banker within 45 Business Days of the date of receipt of payment by the Supplier or ECGD specified in the relevant Supplier’s Receipt or ECGD Finance Charge/Additional Finance Charge Receipt

8.2                                Reimbursement Claims may be made only in respect of (i) the Eligible Value of an Approved Contract or (ii) the Finance Charge or Additional Finance Charge payable to ECGD in respect thereof

9                                       ADVANCES AND REIMBURSEMENT PROCEDURES

9.1                             The Banker shall open and maintain records in accordance with its usual practices into which the Banker shall promptly enter from time to time details of the aggregate amount of all Advances made and of all repayments and prepayments thereof the aggregate amount of interest falling due and of all payments thereof and the aggregate amount of all amounts of commissions and fees falling due and of all payments thereof together with details of any other amounts payable by the Borrower and of all payments thereof

9.2                               The Banker shall make the first Advance immediately upon notifying the Borrower that the conditions set out in Clause 5 have been fulfilled

9.3                               If the Borrower wishes to use the Additional Facility to assist the financing of further contracts entered into with the Supplier pursuant to Recital (1) the Banker shall make the first Advance in respect of the relevant contract immediately after notifying the Borrower that the conditions set out in Clause 5.5 have been fulfilled in respect of that contract

9.4                             Subject to the provisions of this Agreement as soon as practicable after receipt of a Reimbursement Claim the Banker shall make an Advance hereunder by way of disbursement in dollars to the Borrower in accordance with Clause 9.6 of the amount of such Reimbursement Claim

9.5                             Where ECGD is required to make an Advance by virtue of the provisions of Clause 9.8 ECGD shall not more than 10 Business Days after receipt of notification from the Banker to that effect make its Advance available to the Banker by payment in New York City in freely transferable dollars that are available for immediate use by the Banker or are “same-day funds” in the New York Clearing House Interbank Payment System (or in such other immediately available funds as may at the time of payment be customary in New York for the same-day settlement of international banking transactions in dollars) to the Banker’s Account and the Banker shall as soon as practicable after the Advance is made by ECGD disburse such amount to the Borrower in accordance with Clause 9.6

9.6                             Advances made in accordance with Clauses 9.4 and 9.5 shall be disbursed to the Borrower by payment in dollars to the Borrower’s Account

9.7                              Notwithstanding any other provisions of this Clause 9 no Advance (other than the first Advance made hereunder) shall be made in accordance with Clauses 9.4 and 9.5 before the Business Day next following a period of 5 Business Days from the date of the previous Advance

9.8                             ECGD hereby undertakes that if the Commitment is terminated under the provisions of Clause 13.1 or 13.2 ECGD will subject to the terms and conditions of this Agreement make the Advances which the Banker would otherwise have made

10                                  AMOUNTS DUE TO BE PAID TO THE BORROWER

10.1                        All amounts received or retained by the Banker by virtue of any letter of instruction given in the terms set out in Appendix D or by virtue of accrual of interest on any sum held on deposit in accordance with Clause 19 shall be applied as the Borrower may direct EXCEPT THAT if any of the circumstances referred to in Clause 10.2 shall occur before the application by the Banker of any such amounts in accordance with such direction the Banker shall apply such amounts as ECGD may direct in writing in or towards satisfaction of any sum to be paid by the Borrower under this Agreement

10.2                        The circumstances referred to in Clause 10.1 are as follows:

10.2.1              \the Supplier or the Borrower has notified the Banker that the Supply Contract has been terminated or

10.2.2              the Supplier or the Borrower has notified the Banker that arbitration has been initiated under the Supply Contract or

10.2.3            an Event of Default has occurred and remains unremedied

10.3                        Where the Banker is directed by ECGD to apply an amount referred to in Clause 10.1 in or towards repayment of the Loan Value and such amount is received or retained by the Banker on a date other than an Interest Due Date the Banker shall hold such amount on deposit until the next Interest Due Date and shall then apply it as directed

11                                DEFAULT

11.1                      For the purposes of this Agreement there shall be an Event of Default:-

11.1.1              if the Borrower fails to pay in full in accordance with Clause 4.7 on the due date for payment thereof

11.1.1.1        any instalment due in accordance with Clauses 4.1  and 4.2 or

11.1.1.2        any interest due under this Agreement

unless such failure to pay is caused by administrative or technical error and payment is made within 3 Business Days of the due date

11.1.2               if the Borrower fails in the performance or observance of any of its other obligations hereunder

11.1.3

(a)                                  if any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period

(b)                                  if any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described)

(c)                                 if any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described)

(d)                                  if any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described)

provided that no Event of Default will occur under this Clause 11.1.3 unless the events described in paragraphs (a) to (d) above occur either (1) in respect of any single item of Financial Indebtedness or single commitment for Financial Indebtedness in an amount exceeding $10,000,000 (or its equivalent in any other currency or currencies), or (2) where the aggregate of unpaid amounts in respect of Financial Indebtedness and withdrawn commitments for Financial Indebtedness is in excess of $35,000,000 (or its equivalent in any other currency or currencies)

11.1.4     if any action or proceedings are taken or instituted for the dissolution or disestablishment of the Borrower or for the suspension of its operations or any measures are taken which would prevent or impede the Borrower from or in carrying on its operations or any substantial part thereof provided that no Event of Default will occur under this Clause 11.1.4 in respect of any action, proceeding or measure which is - in the sole discretion of the Banker - frivolous or vexatious and is withdrawn or rejected within 30 calendar days from the date of commencement

11.1.5     if any order is made or a resolution is passed to wind up the Borrower or the Borrower becomes insolvent or makes any arrangement for the benefit of its creditors generally or admits in writing its inability to pay its debts as they become due or commits any act substantially equivalent thereto or any analogous procedure or step is taken in any jurisdiction

11.1.6     if a receiver or manager is appointed in respect of the Borrower or any of its assets for the benefit of debenture holders or other creditors of the Borrower

11.1.7               if any representation or warranty of the Borrower or any statement deemed to be made by the Borrower in this Agreement or in any other certificate or notice delivered by the Borrower in connection with this Agreement proves to have been inaccurate incomplete or misleading in any material respect at the time it was made or deemed to have been made and such representation warranty or statement is not rendered accurate complete and not misleading within 10 Business Days of notice in writing by the Banker or ECGD to the Borrower

11.1.8               if any governmental authorisation necessary for the performance of any obligation of the Borrower under this Agreement ceases to be in full force and effect

11.1.9     if there is a seizure compulsory acquisition expropriation nationalisation or renationalisation in each case without appropriate compensation by or under state authority of all or part of the assets of the Borrower (the book value of which is 15 per cent. or more of the book value of the Borrower’s total assets immediately prior thereto) PROVIDED THAT this Clause 11.1.9 shall not apply to the transfer of any or all of the Borrower’s shares in UMC pursuant to the UMC Litigation to a person that is not an Affiliate of the Borrower

11.1.10        if the Borrower ceases (or proposes to cease) to carry on all or any substantial part of its business PROVIDED THAT this Clause 11.1.10 shall not apply to the transfer of all or any of the Borrower’s shares in UMC pursuant to the UMC Litigation

11.1.11        if any law regulation or order or any change in any law or regulation does or purports to vary suspend terminate or excuse performance by the Borrower of any of its obligations under this Agreement or a moratorium on the payment of interest or principal under this Agreement is announced

11.1.12        if a Material Adverse Effect occurs or

11.1.13        if the UMC Litigation is adversely determined and in the reasonable opinion of the Banker such adverse determination has or is reasonably likely to have a Material Adverse Effect

11.2                      If an Event of Default occurs a Default Notice may be sent by the Banker to the Borrower

11.3                      If an Event of Default occurs and is continuing unremedied a Default Demand may be sent by the Banker to the Borrower

11.3.1                                                            in the case of an Event of Default specified in Clause 11.1.1.1 or 11.1.3 with the Default Notice or at any time thereafter

11.3.2                                                            in the case of an Event of Default specified in Clause 11.1.1.2 not less than 7 days after the sending of the Default Notice

11.3.3                                                            in the case of any other Event of Default not less than 14 days after the sending of the Default Notice

11.4                      On the occurrence of any of the events of default referred to in Clause 11.1 the obligation of the Banker and/or ECGD to make Advances shall immediately cease but the Banker shall continue to make Advances if and for so long as ECGD so directs and ECGD may continue to make Advances without prejudice to the right of the Banker and/or ECGD to receive payment of any sums due to them but only until the sending of a Default Demand PROVIDED THAT if no Default Demand has been sent by the Banker and if the Event of Default is such an event as is referred to in Clause 11.1.1.2 and such Event of Default is remedied within 10 days or in Clause 11.3.3 and such Event of Default is remedied within 30 days the Banker and ECGD shall thereupon again be bound by their obligations as if such Event of Default had not occurred

11.5                      Upon the sending of the Default Demand there shall forthwith become due and payable by the Borrower in respect of each Approved Contract the aggregate of the Approved Contract Loans and all interest accrued and unpaid in respect thereof calculated up to the date of the Default Demand together with any unpaid amount which has accrued under the provisions of Clause 4.5 up to that date

11.6                      In lieu of the interest referred to in Clauses 4.4 and 4.5 which shall cease to accrue from the date of the Default Demand the Borrower shall pay without further notice or demand of any kind from day to day interest at the relevant Default Interest Rate on each amount payable under Clause 11.5 until such amount is paid to the Banker in accordance with Clause 4.7

11.7                      If late or partial payment is received of any amount payable under this Agreement the Borrower hereby waives any rights which it may have to make any appropriation thereof and the amount so received shall be applied at the written direction of ECGD by the Banker in or towards satisfaction of the amounts which are due or overdue for payment

12 UNDERTAKINGS COVENANTS AND REPRESENTATIONS BY THE BORROWER

General Undertakings

12.1                           The undertakings in this Clause 12.1 remain in force from the date of this Agreement for so long as any amount is outstanding under this Agreement

Authorisations

12.1.1                                          The Borrower shall promptly:

12.1.1.1  obtain comply with and do all that is necessary to maintain in full force and effect and

12.1.1.2  supply certified copies to the Banker of

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under this Agreement and to ensure the legality validity enforceability or admissibility in evidence in its jurisdiction of incorporation of this Agreement

Compliance with laws

12.1.2               The Borrower shall comply in all respects with all laws to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement

Maintenance of existence

12.1.3               The Borrower shall maintain its corporate existence

Negative pledge

12.1.4                                            The Borrower shall not (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets

12.1.5                                            The Borrower shall not (and the Borrower shall ensure that no other member of the Group will)

12.1.5.1                                   sell transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower or any other member of the Group

12.1.5.2            sell transfer or otherwise dispose of any of its receivables on recourse terms

12.1.5.3            enter into any arrangement under which money or the benefit of a bank or other account may be applied set-off or made subject to a combination of accounts or

12.1.5.4           enter into any other preferential arrangement having a similar effect in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset

12.1.6                                            Clauses 12.1.4 and 12.1.5 above do not apply to Permitted Security

Disposals

12.1.7                                            The Borrower shall not (and shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions

(whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset

12.1.8                                            Clause 12.1.7 above does not apply to any sale lease transfer or other disposal

12.1.8.1                                   made in the ordinary course of trading of the disposing entity

12.1.8.2                                   of assets in exchange for other assets comparable or superior as to type value and quality

12.1.8.3                                   made from one member of the Group (other than the Borrower) to another member of the Group

12.1.8.4                                   of cash or cash equivalents for cash or cash equivalents

12.1.8.5                                   where the book value of such asset (when aggregated with the book value of each other asset disposed of under this Clause 12.1.8.5) (in each case as calculated in accordance with GAAP) does not exceed (x) 10% of the Borrower’s Total Assets in any financial year of the Borrower and (y) 25% of the Borrower’s Total Assets during the period starting on the date of this Agreement and ending on the date that all amounts outstanding under this Agreement have been paid in full. At the request of the Banker (any such request to be made no more than once per calendar quarter unless a Default is continuing) the Borrower shall provide a certificate to the Banker setting out in reasonable detail the book value of any assets disposed of under this Clause 12.1.8.5 (calculated in accordance with GAAP) or

12.1.8.6                                 involving the transfer of any or all of the Borrower’s shares in UMC pursuant to the UMC Litigation to a person that is not a member of the Group (provided that this Clause 12.1.8.6 shall not in any way prejudice the rights of the Finance Parties under Clause 11.1.13 (UMC Litigation)).

When calculating the Borrower’s Total Assets under Clause 12.1.8.5 above if the annual consolidated balance sheet of the Borrower for the immediately preceding financial year of the Borrower is not available the Borrower’s Total Assets shall be calculated by reference to the draft audit report then available for that financial year and any other evidence reasonably requested by and reasonably satisfactory to the Banker

Merger

12.1.9                                            The Borrower shall not enter into or become subject to any consolidation or reorganisation whether by way of merger (sliyaniye obschestva) company accession (prisoedinyeniye obschestva) company division (razdelenie obschestva) company separation (vydelyeniye obschestva) company transformation (preobrazovaniye obschestva) company liquidation (likvidatisya obschestva) or any other company reorganisation (reorgnizatsiya obschestva) (as these terms are construed by applicable Russian law) or otherwise, or any analogous transaction in any jurisdiction other than a consolidation or merger with one of its Subsidiaries where the Borrower is the surviving entity

12.1.10                                     The Borrower shall ensure that no Significant Subsidiary will enter into or become subject to any consolidation or reorganisation whether by way of merger (sliyaniye obschestva) company accession (prisoedinyeniye obschestva) company division (razdeleyeniey obschestva) company separation (vydelyeniye obschestva) company transformation (preobrazovaniye obschestva) company liquidation (likvidatsiya obschestva) or any other company reorganisation (reorganizatsiya obschestva) (as these terms are construed by applicable Russian law) or otherwise or any analogous transaction in any jurisdiction if such reorganisation or transaction would in the opinion of the Banker (acting reasonably) have a Material Adverse Effect.

Change of business

12.1.11          The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group from that carried on at the date of this Agreement

Conduct of business

12.1.12          The Borrower shall and shall procure that each of its Significant Subsidiaries will conduct its business in all material respects in accordance with

12.1.12.1  all Telecommunications Laws to which it is or may become subject

12.1.12.2                                              all requirements of the telecommunications regulators of the Russian Federation Ukraine and any other jurisdiction where it conducts its business and

12.1.12.3                                              the terms of all relevant Telecommunications Authorisations.

Asset maintenance

12.1.13          The Borrower shall and shall procure that each of its Significant Subsidiaries will have and maintain good and marketable title to or valid leases or licences of or rights of use relating to all assets necessary to maintain develop and operate and otherwise conduct its business as then being conducted by it and in each case where failure to do so might reasonably be expected to have a Material Adverse Effect

Insurance

12.1.14          The Borrower shall (and shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent usually insured against by prudent companies located in the same or a similar location and carrying on a similar business

Transactions with Related Parties

12.1.15        The Borrower shall not (and the Borrower shall ensure that no other member of the Group will) directly or indirectly enter into or permit to exist any intercompany loan with, or for the benefit of any Related Party unless

12.1.15.1                                              the terms of such intercompany loan are no less favourable to such member of the Group than those that could be obtained in a comparable arm’s-length transaction or series of related transactions with a person that is not a Related Party or

12.1.15.2                                              such intercompany loan is made pursuant to a contract or contracts existing on the date of this Agreement (excluding any amendments or modifications thereto after the date of this Agreement), provided that the aggregate outstanding amount of all such intercompany loans described in Clauses 12.1.15.1 and 12.1.15.2 above does not at any time exceed $100,000,000

12.1.16        Clause 12.1.15 above does not apply to

12.1.16.1                                              compensation or employee benefit arrangements with any officer or director of any member of the Group arising out of any employment contract entered into in the ordinary course of business or

12.1.16.2                                              transactions between members of the Group

12.1.17        For the purposes of Clauses 12.1.15 and 12.1.16 only a “Related Party” means with respect to any specified person

12.1.17.1  any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or

12.1.17.2        any other person who is a director or executive officer of (a) such specified person or (b) any person described in Clause 12.1.17.1 above

For purposes of the definition of “Related Party” only, “control” (including with correlative meanings the terms “controlling” “controlled by” and “under common control with”) as used with respect to any person shall mean the possession directly or indirectly of the power to direct or cause the direction of the management or policies of such person whether through the ownership of voting securities by agreement or otherwise; provided that beneficial ownership of 10 per cent. or more of any class or any series of any class of equity securities of a person whether or not voting shall be deemed to be control

Restriction on acquisitions

12.1.18          The Borrower shall not establish or acquire any Subsidiary or invest in any other entity without the consent of the Banker (such consent not to be unreasonably withheld) provided that this Clause 12.1.18 shall not apply to any such acquisition or investment where

12.1.18.1  such acquisition or investment relates to a Subsidiary or entity whose principal business is telecommunications or the provision of data services or related or ancillary businesses and

12.1.18.2  the consideration paid by the Borrower in relation to such acquisition or investment, when aggregated with the consideration paid by the Borrower in relation to each other acquisition or investment permitted under this Clause 12.1.18.2 does not exceed 20 per cent. of the Borrower’s Total Assets in any financial year of the Borrower

Prompt payment of Taxes

12.1.19      The Borrower shall (and shall ensure that each Significant Subsidiary will) duly pay all Taxes payable by it other than (a) those taxes which are being contested in good faith and by appropriate proceedings and in respect of which adequate reserves or other appropriate provisions have been made or (b) whose amount does not exceed $25,000,000 (or its equivalent in any other currencies)

Pari passu

12.1.20          The Borrower shall procure that its obligations under this Agreement rank at least pari passu with all its other unsecured unsubordinated obligations save where such other obligations are mandatorily preferred by law

Loans and guarantees

12.1.21          The Borrower shall not (and the Borrower shall ensure that no member of the Group will)

12.1.21.1  make any loan, or provide any form of credit or financial accommodation, to any person (including without limitation its employees shareholders another member of the Group and any Affiliate) or

12.1.21.2  give or issue any guarantee indemnity bond or letter of credit to or for the benefit of or in respect of liabilities or obligations of any other person or voluntarily assume any liability (whether actual or contingent) of any other person (including, in each case and without limitation its employees shareholders another member of the Group and any Affiliate)

12.1.22                               The restrictions in Clause 12.1.21 above do not apply to (i) loans credits financial accommodation guarantees indemnities bonds and letters of credit expressly permitted by this Agreement (if any) or for normal trade credit on arm’s length terms and in the ordinary course of business or granted by a member of the Group to another member of the Group provided that the aggregate amount of such loans credits financial accommodation guarantees indemnities bonds and letters of credit does not at any time exceed 10 per cent. of the Borrower’s Total Assets (ii) guarantees by the Borrower in relation to the obligations of any other member of the Group or (iii) the arrangements permitted under Clauses 12.1.15 and 12.1.16 (Transactions with Related Parties)

Financial statements

12.1.23                                                      The Borrower shall supply to the Banker and ECGD

12.1.23.1                                          as soon as the same becomes available but in any event within 180 days after the end of each of its financial years its audited consolidated and non-consolidated financial statements for that financial year and

12.1.23.2                                          as soon as the same becomes available but in any event within 45 days after the end of each of its financial quarters its unaudited consolidated and non-consolidated financial statements for that financial quarter

12.1.24     The Borrower undertakes promptly upon the occurrence of an Event of Default as specified in Clauses 11.1.3 to 11.1.13 to notify the Banker thereof specifying all relevant details

12.2                                The Borrower hereby covenants and agrees that the Borrower shall and shall procure that the Supplier shall obtain all necessary consents licences permits and authorisations and fulfil all conditions of all governmental and other authorities in the Russian Federation in respect of the purchase and import of the Eligible Goods to be supplied and the Eligible Services to be rendered to the Borrower in accordance with the terms of the relevant Approved Contract and the payment therefor in dollars in New York. The Borrower further agrees that the liability of the Borrower to make payment to the Banker under this Agreement is in no way conditional upon the performance by the Borrower (or any agent appointed by it, including the Moscow Bank for Reconstruction and Development) of its undertaking or obligations under the law of the Russian Federation to obtain such authorisation (including any deal passport that may be required)

12.3  The Borrower represents that it is not required under the law of the Russian Federation to make any deduction for or on account of Tax from any payment it may make under this Agreement to a Qualifying Lender

12.4                                  The Borrower represents that neither it nor any of its Significant Subsidiaries has overdue tax liabilities other than tax liabilities (a) whose amount applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves or other appropriate provision has been made or (b) whose amount together with all such other unpaid or undischarged taxes does not exceed in aggregate exceed $25,000,000 (or its equivalent in any other currencies)

12.5                                  The Borrower makes the representations set out in Clauses 12.3 and 12.4 on the date of this Agreement. Such representations are also deemed to be made by the Borrower by reference to the facts and circumstances then existing on each date that an Application for Approval is submitted to the Banker by the Borrower in relation to a Supply Contract (other than Contract No. 1)

13                                THE FUNDING AND BENEFIT OF THE AGREEMENT

13.1                      The Commitment shall terminate if the introduction of a new law or regulation or a change in any applicable law or regulation or in the interpretation thereof by a court or tribunal or by any authority charged with the administration thereof shall make it illegal for the Banker to fulfil its obligations hereunder

13.2                      ECGD may at any time terminate the Commitment by giving to the Banker notice in writing of such termination specifying the date on which the Commitment shall terminate and thereafter the Banker shall have no further liability to make Advances

13.3                      The Banker may at any time (with the prior written consent of ECGD and subject to Clause 13.6 the Borrower (such consent not to be unreasonably withheld or delayed)) assign to any Eligible Bank all or any part of its rights and benefits hereunder. Any such assignment shall be in a minimum amount of $5,000,000 (except in the case of an assignment which has the effect of reducing the Banker’s participation in the Loan Facility to zero). The Borrower’s consent to an assignment or transfer by the Banker shall not be required if such transfer or assignment is to an Affiliate of the Banker

13.4                         The Banker may at any time (with the prior written consent of ECGD) assign to ECGD all part of its rights and benefits hereunder

13.5                      ECGD may at any time assign all or any part of its rights and benefits hereunder to any Eligible Bank

13.6                        The Borrower hereby authorises the Banker to accept on its behalf notice in writing of any assignment of rights and benefits made in accordance with Clause 13.5

13.7                        The consent of the Borrower to an assignment of rights under Clause 13.3 shall not be required if an Event of Default shall have occurred and remains unremedied

13.8                      ECGD shall be entitled to make whatever arrangements it shall deem appropriate to procure dollars to enable it to fulfil its obligations but any such arrangements shall not affect the rights benefits and obligations of the Borrower

13.9                      If the Commitment shall terminate in accordance with Clause 13.1 or 13.2 or if there shall be any assignment of the rights or benefits of the Banker to ECGD or any assignment of the rights and benefits of ECGD to an Eligible Bank the Banker shall inform the Borrower thereof but the Borrower shall notwithstanding having received such information continue to make payment of all sums due under this Agreement through the Banker in the manner provided hereunder and any failure by the Banker to inform the Borrower thereof shall not in any way affect the rights benefits or obligations of any person hereunder

13.10               The Borrower shall not assign or transfer any of its rights benefits or obligations hereunder

14                                  TAXES

14.1                      All payments to be made by the Borrower hereunder shall be made without any Tax Deduction, unless a Tax Deduction is required by law

14.2                      The Borrower agrees to pay or cause to be paid directly to the appropriate governmental authority and reimburse the Banker and/or ECGD for the cost of any and all present and future Taxes levied or imposed by that authority on or in respect of any right obligation or action granted imposed or undertaken pursuant to this Agreement

14.3                         If the Borrower is prohibited by operation of law from making payments without any Tax Deduction pursuant to Clause 14.1 or from paying causing to be paid or reimbursing any Finance Party for the cost of all Taxes pursuant to Clause 14.2 then the payment due to such Finance Party under this Agreement shall be increased to ensure that after such Tax Deduction or payment of such Taxes that Finance Party receives a net sum equal to the sum which it would have received and to which it would have been entitled had no such Tax Deduction or payment been required

14.4                      If the Borrower must make payments for Tax as provided for in this Clause 14 then the Borrower shall confirm to the Banker and/or ECGD that all such Taxes have been paid by forwarding to the Banker and/or ECGD within 30 days after payment an official receipt or such other documentary evidence as is acceptable to the Banker and/or ECGD acting reasonably

14.5                        Clause 14.2 shall not apply:

14.5.1               with respect to any Tax assessed on a Finance Party

14.5.1.1     under the law of the jurisdiction in which that Finance Party is incorporated or if different the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes or

14.5.1.2     under the law of the jurisdiction in which that Finance Party’s facility office is located in respect of amounts received or receivable in that jurisdiction if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party or

14.5.2                                   to the extent a loss liability or cost

14.5.2.1      is compensated for by an increased payment under Clause 14.3 or

14.5.2.2      would have been compensated for by an increased payment under Clause 14.3 but was not so compensated solely because one of the exclusions in Clause 14.5 applied

14.6                        The Borrower is not required to make an increased payment to a Finance Party under Clause 14.3 if on the date on which the payment falls due the Borrower could have made such a payment to that Finance Party without a Tax Deduction if that Finance Party was a Qualifying Lender but on that date that Finance Party is not or has ceased to be a Qualifying Lender (other than as a result of any change after the date it became a Finance Party in (or in the interpretation administration or application of) any law or treaty or any published practice or concession of any relevant taxing authority)

14.7                        If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

14.7.1.           a Tax Credit is attributable to that Tax Payment and

14.7.2.           that Finance Party has obtained utilised and retained that Tax Credit that Finance Party shall promptly pay an amount to the Borrower which that Finance Party determines will leave the Finance Party (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower

14.8                         ECGD is not a Finance Party for the purposes of Clauses 14.5 to 14.7 inclusive

15                                  INCREASED COSTS

15.1                        If after the date of this Agreement a Finance Party incurs or becomes aware that it will in the immediate future incur an increase in the cost of making Advances and/or maintaining the Loan as a result of:

15.1.1                         the introduction of or any change in or in the interpretation of any law or regulation and/or

15.1.2                         compliance with a request from any central bank or other fiscal or monetary authority

(an “Increased Cost”)

the Borrower shall upon receipt of written notice from the Banker on behalf of itself or ECGD specifying the event giving rise to such increase and estimating the amount of such increase in respect of any Advances to be made by the Banker or ECGD and/or in respect of maintaining the Loan pay as hereinafter provided the amount of the increase in costs incurred by the Banker or ECGD in making Advances and/or maintaining the Loan

15.2                        The Banker on behalf of itself or ECGD shall as soon as practicable certify to the Borrower the amount of such increase in costs incurred for the period from and including the date on which such increase in costs was first incurred to the Interest Due Date following the receipt by the Borrower of a notice in accordance with Clause 15.1 and supply with each such certificate a copy of the calculations made by itself or ECGD to determine the amount specified

15.3                        Notwithstanding the Borrower’s obligation to pay the Banker or ECGD pursuant to this Clause the Banker shall within a reasonable time after it has become aware of the same consult with the Borrower and ECGD with a view to exploring possible ways to minimise such increased costs

15.4                        On the Interest Due Date specified in Clause 15.2 and on each subsequent Interest Due Date the Borrower shall pay to the Banker by an increase to the Margin the amount of such increase in costs certified as aforesaid. If any certificate is received by the Borrower less than 15 days before an Interest Due Date the amount certified shall not be paid until the Interest Due Date next following that Interest Due Date

15.5                        Clause 15.1 does not apply to the extent that any Increased Cost is:

15.5.1                             attributable to a Tax Deduction required by law to be made by the Borrower

15.5.2                              compensated for by Clause 15.2 (or would have been compensated for under Clause 15.2 but was not so compensated solely because any of the exclusions in Clause 15.5 applied)

15.5.3         compensated for by the payment of the Mandatory Cost; or

15.5.4         attributable to the wilful breach by the Banker or its Affiliates of any law or regulation

15.6                              The Banker shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to Clause 14 or Clause 15, including (but not limited to) transferring its rights and obligations under this Agreement to another Affiliate or facility office. This Clause 15.6 does not in any way limit the obligations of the Borrower under this Agreement

15.7                        The Borrower shall indemnify the Banker for all costs and expenses reasonably incurred by the Banker as a result of steps taken by it under Clause 15.6

15.8                        The Banker is not obliged to take any steps under Clause 15.6 if in the opinion of the Banker(acting reasonably), to do so might be prejudicial to it.

16   EXPENSES

The Borrower shall pay on demand to the Banker in the currency and in the manner specified by the Banker :-

16.1                        all amounts whatsoever which the Banker or ECGD may expend or become liable for in demanding suing for recovering and receiving payment of any sum due to the Banker or ECGD hereunder and under any documents executed pursuant hereto and

16.2 the legal charges reasonably and properly incurred in the UK by the Banker in connection with the preparation and due execution of this Agreement and all documents executed hereunder and in connection with the fulfilment of the conditions specified in Clause 5 (subject to an aggregate cap of $15,000)

17   COMMISSIONS

17.1                The Borrower shall pay the Banker an arrangement fee of 0.40% flat on the original Committed Facility Amount with a minimum fee of $85,000 payable on the date of this agreement

17.2                The Borrower shall pay the Banker an additional arrangement fee of 0.40% flat on each Additional Committed Facility Amount within 5 Business Days from the issuance of a Notice of Approval in relation to the relevant Supply Contract PROVIDED THAT such additional arrangement fee shall be payable only once in relation to each Additional Committed Facility Amount

17.3                The Borrower shall pay the Banker a commitment fee of 0.175% per annum payable quarterly in arrear during the Availability Period and on the last day of the Availability Period on the undrawn portion of the Committed Facility Amount

18                                  FINANCE CHARGE

18.1                  The Borrower shall pay to ECGD the sum of $2,180,544.33 due in respect of Contract No. 1 as follows

18.1.1 $10,000 on signature of this Agreement which will constitute an administrative charge which will not be refunded in any event

18.1.2 $2,170,544.33 representing the balance of the Finance Charge due in respect of Contract No. 1 within the validity period of the

Approval in Principle and before the first Advance is made in accordance with Clause 9.2

18.2  If the Borrower wishes to use the Additional Facility to assist the financing of further contracts entered into with the Supplier pursuant to Recital (1) then the Borrower shall pay an Additional Finance Charge in respect of each Approved Contract. The amount of such Additional Finance Charge shall be notified by the Banker to the Borrower in the relevant Approval in Principle and be paid to ECGD within the validity period of such Approval in Principle and before the first Advance is made in relation thereto in accordance with Clause 9.3

18.3  All amounts payable to ECGD under this Clause 18 shall be paid in dollars to

Account Number:                    000142794

Account Name:                             Export Credits Guarantee Dept

SWIFT Address:                          MRMDUS33

Federal Reserve Routing Number: 021001088

Bank Name and Address:

HSBC Bank USA
452 Fifth Avenue
New York, NY 10005

Quoting reference                   “ECGD - Premium BD1/RUSSIA/18367/1”

19                                SUMS ON DEPOSIT

19.1                        All moneys held by the Banker under the terms of this Agreement which are not to be applied by the Banker in accordance with such terms within one day of the date of their receipt shall be placed by the Banker on deposit as soon as possible after receipt and interest shall be payable thereon at the Banker’s usual rate from time to time for deposits of a similar amount and nature. The interest accruing on all moneys held on deposit under this Agreement shall be applied in the manner specified in Clause 10.1

19.2                        If any amounts to be held and applied by the Banker under the terms of this Agreement are received in a currency other than dollars such amounts shall be sold for dollars by the Banker in the London foreign exchange market as soon as practicable after receipt by the Banker

20                                LAW

This Agreement shall be governed by and construed in accordance with English law

21                                ARBITRATION

21.1                        Subject to Clause 21.7, any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”) shall be referred to and finally resolved by arbitration under the Arbitration Rules (the “Rules”) of the London Court of International Arbitration (the “LCIA Court”).

21.2                        The arbitral tribunal shall consist of three arbitrators. The claimant(s), irrespective of number, shall nominate jointly one arbitrator; the respondent(s), irrespective of number, shall nominate jointly the second arbitrator; and a third arbitrator, who shall serve as Chairman (who shall be a lawyer currently qualified in England and Wales and be admitted to the Bar of England and Wales), shall be appointed by the LCIA Court within 15 days of the appointment of the second arbitrator.

21.3                        In the event the claimant(s) or the respondent(s) shall fail to nominate an arbitrator within the time limits specified in the Rules, such arbitrator shall be appointed by the LCIA Court within 15 days of such failure. In the event that both the claimant(s) and the respondent(s) fail to nominate an arbitrator within the time limits specified in the Rules, all three arbitrators shall be appointed by the LCIA Court within 15 days of such failure who shall designate one of them as chairman.

21.4                        If all the parties to an arbitration so agree, there shall be a sole arbitrator appointed by the LCIA Court within 15 days of such agreement.

21.5                        The seat of arbitration shall be London, England and the language of the arbitration shall be English.

21.6                        Save as provided in Clause 21.7, the parties exclude the jurisdiction of the courts under Sections 45 and 69 of the Arbitration Act 1996.

21.7                        Before an arbitrator has been appointed by a Finance Party to determine a Dispute, the Banker may (and, if so instructed by ECGD, shall) by notice in writing to the Borrower require that all Disputes or a specific Dispute be heard by a court of law. If the Banker gives such notice, the Dispute to which such notice refers shall be determined in accordance with Clause 22.

22                                JURISDICTION

22.1                        The Borrower hereby agrees that any legal action or proceedings arising out of or in connection with this Agreement may be brought in the High Court of Justice in England and the Borrower irrevocably submits to the jurisdiction of such court and agrees that any writ judgement or other notice of legal process shall be sufficiently served in connection with proceedings in England if delivered to Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX or any other person in England duly authorised by the Borrower to receive the same

22.2                        Submission to such jurisdiction shall not prevent the Banker or ECGD or either of them from taking proceedings against the Borrower in whatever jurisdiction it or they shall think fit nor shall the taking of proceedings in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not

22.3                        If in any jurisdiction in which proceedings are being taken in connection with this Agreement the Borrower has the power to claim for itself or its assets immunity from suit or other legal process or if the court may of its own motion grant such immunity to the Borrower or its assets the Borrower hereby irrevocably undertakes not to claim and hereby irrevocably waives such immunity and consents generally to the giving of any relief or the issue of any process in connection with such proceedings including without limitation the making enforcement or execution against any property whatever of any order or judgement which may be made or given in such proceedings

22.4                        If for the purpose of obtaining or enforcing judgement in any court it is necessary to convert a sum due hereunder in dollars into another currency (“the second currency”) the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Banker could purchase dollars with the second currency on the Business Day preceding that on which final judgement is given. The obligation of the Borrower in respect of any such sum due hereunder shall notwithstanding any judgement in the second currency and notwithstanding the rate of exchange actually applied in giving such judgement be discharged only to the extent that on the Business Day following receipt by the Banker of any sum adjudged to be due hereunder in the second currency the Banker may in accordance with normal banking procedures purchase wherever the Banker shall deem appropriate dollars with the amount of the second currency so received and if the dollars so purchased fall short of the sum originally due in dollars the Borrower agrees as a separate obligation and notwithstanding any such judgement to indemnify the Banker and/or ECGD as the case may be in accordance with their respective entitlements against such deficiency

23                                ALTERATION TO APPROVED CONTRACTS

23.1                        Unless ECGD shall otherwise elect the obligation of the Banker and/or ECGD to make Advances hereunder in respect of any Approved

Contract shall cease if any alteration of or amendment to or departure from the terms of that Approved Contract is made or agreed without the consent in writing of the Banker the Borrower and ECGD

23.2                        For the purposes hereof the expression “alteration of or amendment to or departure from the terms of that Approved Contract” shall not include any variation of the technical specifications or scope of Eligible Goods to be supplied or in the scope of Eligible Services to be rendered under the Approved Contract unless such variation would increase the total amount payable under that Approved Contract or would involve a material change in the scope or objects of that Approved Contract or a change in the details of that Approved Contract as described in the Application for Approval

24                                NOTICES AND DEMANDS

24.1                        In addition to the modes of service of documents prescribed by the laws of the country of the addressee notices and demands to be given or made to or of any party hereto may be sent by telex facsimile transmission internationally recognised courier acceptable to the Banker or first class prepaid mail (registered airmail if overseas) and shall be addressed:-

If to the Borrower as follows:-

Open Joint Stock Company Mobile TeleSystems

Ul. Vorontsovskaya 5, Bldg. 2

109147 Moscow

Russian Federation

Fax: +007 (095) 911 6531

Attention: Tatiana Evtoushenkova/Elena Zharikova

If to the Banker as follows:-

Barclays Capital

5 The North Colonnade

Canary Wharf
London E14 4BB
Fax: +44 (0) 2077731831

Attention: Roger Wright

If to ECGD as follows:-

The Manager
Guarantee & Policy Administration Division
ECGD, PO Box 2200
2 Exchange Tower
Harbour Exchange Square
London E14 9GS
Fax: 020 7512

or to such other address facsimile or telex number as such party designates in writing

24.2                        In the case of notices and demands sent by telex or facsimile transmission a copy thereof shall be sent by first class prepaid mail (registered airmail if overseas) addressed as aforesaid not later than the first business day in the country of the sender following the day on which such telex or facsimile transmission was sent

24.3                        Notices and demands and copies thereof shall be deemed to have been received in the case of telex or facsimile transmission or inland mail one business day in the country of the addressee and in the case of courier or registered airmail 7 business day(s) in the country of the addressee after they have been sent

24.4                        Any facsimile or telex instructions received by the Banker purporting to be given by an authorised officer of the Borrower and believed by the

Banker to be genuine shall have the same validity as a written instruction duly signed by an authorised officer of the Borrower

25                                MISCELLANEOUS

25.1                        If at any time any provision of this Agreement is or becomes illegal invalid or unenforceable in any respect under the law of any jurisdiction neither the legality validity or enforceability of the remaining provisions hereof nor the legality validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby

25.2                         For the avoidance of doubt the parties to this Agreement do not intend that any of the terms of this Agreement should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement

25.3                              This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement has been signed on behalf of the parties hereto by persons duly authorised in that behalf the day and year first above written

SIGNATURE PAGE

The Borrower

OPEN JOINT STOCK COMPANY MOBILE TELESYSTEMS

By:	.	By:	.
Name:		Name:	R. Kolomiets
Title:		Title:	Chief Accountant

The Banker

BARCLAYS BANK PLC

By:	.	By:	.
Name:		Name:	R. Kolomiets
Title:		Title:	Chief Accountant

ECGD

HER BRITANNIC MAJESTY’S SECRETARY OF STATE
(acting by the EXPORT CREDITS GUARANTEE DEPARTMENT)

By:	.	By:	.
Name:		Name:	R. Kolomiets
Title:		Title:	Chief Accountant

 APPENDIX A

o: The Banker	Date:

[Address ]

Serial No:

Dear Sirs,

APPLICATION FOR APPROVAL OF A CONTRACT FOR FINANCING UNDER LOAN AGREEMENT BETWEEN US AND ECGD DATED [ ]

1              We give you below

a              details of a contract/contract under negotiation*

b              revised details of a contract/contract under negotiation* (previously notified on our Serial No. [ ])

and invite you to agree that the contract shall be financed under the terms of the above-mentioned Loan Agreement

2              The details of the said contract are as follows:-

a                                         Name and address of UK Supplier

b                                          Detailed description of UK Goods

c                                           Description of UK Services

d                                          Contract price of UK Goods                                                                                                                                        $

e                                           Contract price of UK Services                                                                                                                               $

f                                            Total of d and e                                                                                                                                                                                                         $

g                                           Detailed description of non-UK Goods

h                                          Description of non-UK Services

i                                              Contract price of non-UK Goods                                                                                                               $

j                                             Contract price of non-UK Services                                                                                                      $

k                                          Total of i and j                                                                                                                                                                                                               $

l Terms of Payment:-

m Estimated programme of delivery of goods and performance of services

UK Goods	Non-UK Goods	UK Services	Non-UK Services

Commence
Complete

3         We understand that:

*a            the goods to be supplied under this contract will be usable on delivery and the date by which it is estimated that 50 per cent. by value of the Eligible Goods will have been supplied is [    ]

*b            the plant or equipment will not be usable until final delivery of all the parts thereof

*c            the Supplier is responsible for installation of the goods and completion of installation is estimated at [    ] months from contract

*d the date by which it is estimated that 50 per cent. by value of the Eligible Services will have been rendered is [   ]]

4              We propose that Reimbursement Claims in respect of the Eligible Value of the contract shall be made by us to you in the form set out in Appendix E(1) to the Loan Agreement

5              We propose that Reimbursement Claims in respect of the Finance Charge or Additional Finance Charge shall be made by us to you in the form set out in Appendix E(2) to the Loan Agreement

6              We confirm that all contract prices are denominated in dollars and the figures quoted above are the offer prices and are not derived from the conversion by us of any other currency into dollars

Yours faithfully

For and on behalf of
[the Borrower]

Borrower’s Signatory

* delete or complete as appropriate

APPENDIX B

APPROVAL IN PRINCIPLE

To: The Borrower	Date:

Copied to:             [The Supplier]

Dear Sirs

1              We refer to your Application for Approval Serial No                  dated

2              The contract described in your application is provisionally approved by us for financing under the Loan Agreement made between us and ECGD on [                    2005] and we are willing to make available a total sum of $[  ] subject to the conditions of Clause 5 of the Loan Agreement having been fulfilled

3              The Eligible Value of the contract is $

4              The Finance Charge/Additional Finance Charge* is $

5              The Financed Percentage is                                           85                                  per cent.

6              The repayment terms acceptable to us are as follows:

Amount of each Semi-annual    Due Date of each Semi-annual                     Instalment                                     Instalment

7                                         The Reimbursement Claims in respect of the Eligible Value of the contract shall be made by you to us in the form set out in Appendix E(1) to the Loan Agreement

8                                         The Reimbursement Claims in respect of the Finance Charge or Additional Finance Charge shall be made by you to us in the form set out in Appendix E(2) to the Loan Agreement

9              Upon receipt of your unqualified acceptance in writing of the terms of this Approval in Principle and upon the fulfilment to our satisfaction of the conditions specified by Clause 5.5 of the Loan Agreement we will send you a Notice of Approval

10           This Approval in Principle will lapse on the date which is 90 days after the date hereof or 27 months from the date of signature of the Loan Agreement whichever is the earlier unless a Notice of Approval has by then been issued or unless otherwise agreed by us in writing

Yours faithfully

For and on behalf of [the Banker]

* delete as appropriate

APPENDIX C

NOTICE OF APPROVAL

To: The Borrower	Date:

[Address]

copied to [the Supplier]

LOAN AGREEMENT DATED

Reference - Serial No:

Contract between [Supplier]
 and [Borrower]

Eligible Value: $

Financed Percentage                                85%

1              Notice is hereby given that the contract specified above is approved by us in accordance with the provisions of Clause 7.3 of the above mentioned Loan Agreement the conditions set out in Clause 5.5 thereof in relation to that contract having been fulfilled to our satisfaction

2              We confirm that against presentation of your Reimbursement Claim referred to in Clause 8 of the above Loan Agreement we shall make payments to you in accordance with the terms of that Loan Agreement

Yours faithfully

For and on behalf of [the Banker]

APPENDIX D

LETTER OF INSTRUCTION

(dated)

[Addressed to the Supplier]

Dear Sirs

Until you shall have been informed in writing by [name of the Banker] that all Advances made in accordance with the terms of the Loan Agreement made between [the Banker] and [the Borrower] and ECGD dated the                                 day of  as amended from time to time have been repaid with interest that no Advance remains to be made and that no sum remains to be paid in accordance with the terms of the said Loan Agreement we hereby irrevocably instruct you to pay to [name of the Banker] all sums which you may become due to pay to us in connection with the contract approved by the Banker for financing under Approval in Principle serial number [                                                                                       ] dated [           ]

For and on behalf of
[Borrower]

APPENDIX E (1)

REIMBURSEMENT CERTIFICATE (ELIGIBLE GOODS AND/OR ELIGIBLE SERVICES)

TO:                           [the Banker]

Serial No:

Loan Agreement dated:

Supply Contract between                                                                  [Borrower] and  [Supplier] dated [                  ] (“the Supply Contract”)

1                                         We certify that [further] payments totalling $  have been made to the above Supplier under the above Supply Contract and attach the Supplier’s Receipt(s) in respect of Eligible Goods delivered and/or associated Eligible Services rendered
(Note:   the figures provided should clearly differentiate between amounts claimed for goods and those relating to services)

2                                         The amount due to be reimbursed under the terms of the Loan Agreement and for which we hereby claim is $                            being 85% of the payments specified in paragraph 1 above. The amount to be reimbursed hereby when added to any previous amounts reimbursed in respect of this Supply Contract will not exceed the Loan Facility

3                                         The amount claimed in paragraph 2 above does not include any sum which is not permitted to be financed using the Loan Facility

Signed
For and on behalf of the Borrower

[Borrower’s Signatory]

APPENDIX E(2)

REIMBURSEMENT CERTIFICATE (ECGD FINANCE

CHARGE/ADDITIONAL FINANCE CHARGE)

To:                             [Addressed to the Banker]
Copied to ECGD

Serial No:

Loan Agreement dated:

Supply Contract between ourselves and [Supplier] dated [  ] (“the Supply Contract”)

1                                         We certify that we have paid to ECGD the sum of $[            ] being [the balance of the Finance Charge]* [the Additional Finance Charge]* due in respect of the above Supply Contract and which is payable pursuant to [Clause 18.1.2]*[Clause 18.2]* of the Loan Agreement.

2                                         We understand that upon your receiving from ECGD a duly completed ECGD Finance Charge/Additional Finance Charge Receipt in respect of the sum specified at paragraph 1 above you will make a corresponding Advance to us of 85% of such amount in accordance with Clause 9.5 of the Loan Agreement

3                                         We hereby claim reimbursement of 85% of the sum specified in paragraph 1 above and confirm that:

3.1                               the amount to be reimbursed hereby when added to any amounts already reimbursed in respect of Approved Contracts will not exceed the Loan Facility and

3.2                               the amount claimed above does not include any sum in respect of the direct payment referred to in Clause 18.1.1 of the Loan Agreement

Signed
For and on behalf of the Borrower

[Borrower’s Signatory]

* delete as appropriate

APPENDIX F

SPECIMEN SUPPLIER’S RECEIPT

To: [Borrower]

[Date]

Serial No:

Supply Contract between ourselves and                                                                                           [Borrower] dated

We acknowledge the receipt of the following payment(s) from you in respect of sums due to us under the terms of the above mentioned Supply Contract. The payments are in respect of delivered goods that have been produced or manufactured in the United Kingdom of Great Britain and Northern Ireland or the Channel Islands or the Isle of Man or in respect of services rendered by persons ordinarily resident or ordinarily carrying on business in those territories and/or such other goods and services as have been approved by the Banker for financing

Dates of
Payment Receipt	Goods/Services	Amount
$
$
$
	TOTAL	$

(Note: the figures provided should clearly differentiate between amounts claimed for goods and those relating to services and the date of each individual payment received should be shown)

We hereby warrant that all necessary approvals (if any) including export licences in respect of the UK Goods and/or the UK Services supplied and/or rendered in accordance with the Supply Contract have been obtained in the UK and have not been withdrawn and that all necessary approvals (if any) including export licences in respect of other goods and/or services supplied and/or rendered in accordance with the Supply Contract have been obtained in the country of origin of those goods and/or services and have not been withdrawn

Yours faithfully
For and on behalf of
[The Supplier]

[Supplier’s Signatory]

APPENDIX G

MANDATORY COST FORMULA

1.                                      The Mandatory Cost is an addition to the interest rate to compensate the Banker for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                      On the first day of each Interest Period (or as soon as possible thereafter) the Banker shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) in accordance with the paragraphs set out below.

3.                                      The Additional Cost Rate for the Banker if lending from a Facility Office in a Participating Member State will be the percentage notified by the Banker to the Borrower as being its reasonable determination of the cost of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Facility Office.

4.                                      The Additional Cost Rate of the Banker if lending from a Facility Office in the United Kingdom will be calculated by the Banker as follows:

Where:

A                                       is designed to compensate the Banker for amounts payable under the Fees Rules and is calculated as the rate of charge payable by the Banker to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose, by the Banker as being the average of the Fee Tariffs applicable to the Banker for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of the Banker.

5.                                      For the purposes of this Schedule:

(a)                                 “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)                                 “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)                                  “Tariff Base” has the meaning given to it in the Fees Rules.

6.                                      In application of the above formula, the resulting figures shall be rounded to four decimal places.

7.                                      The Banker may from time to time, after consultation with the Borrower, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

8.                                      The Mandatory Cost shall not apply to any Loans made by ECGD.

APPENDIX H

SPECIMEN ECGD FINANCE CHARGE/ADDITIONAL FINANCE CHARGE RECEIPT

To: [Addressed to the Banker]	[Date]

For the attention of

Serial No:

ECGD reference no: BD1/RUSSIA/18367/1

Dear Sirs

Loan Agreement entered into between OJSC Mobile TeleSystems, Barclays Bank PLC and Export Credits Guarantee Department dated the             day of

[Supply Contract details]

1                                         We refer to the Approval in Principle dated                      , Serial No:[       ], issued by the Banker in respect of [Contract No.1]* [a Supply Contract approved for financing under the Additional Facility]*

2                                         We hereby acknowledge receipt of the amount of $[           ] on [date of payment receipt] representing [the balance of the Finance Charge due in accordance with Clause 18.1.2]* [the Additional Finance Charge due in accordance with Clause 18.2]* in respect of the Approved Contract

Yours faithfully
For the EXPORT CREDITS GUARANTEE DEPARTMENT

[name and title of underwriter]

* delete as appropriate